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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 F O R M  8 - K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 10, 1995

                        SERVICE CORPORATION INTERNATIONAL
             (Exact name of registrant as specified in its charter)

                                      TEXAS
                 (State or other jurisdiction of incorporation)

         1-6402-1                                        74-1488375
(Commission File Number)                       (IRS Employer Identification No.)

                    1929 Allen Parkway, Houston, Texas    77019
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (713) 522-5141

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Item 5.  Other Events

     On July 10, 1995, Service Corporation International (the "Company") announced that it reached an agreement with Lyonnaise des Eaux ("LDE") concerning the funeral service activities of LDE, currently grouped within two companies, Omnium de Gestion et de Financement S.A. ("OGF") and Pompes Funebres Generales S.A. ("PFG"). Under the terms of the agreement, the Company will, subject to normal regulatory approvals from the French Treasury and the French Stock Exchange, make public offers (the "Offers") of FF 950 in cash per OGF share and FF 820 in cash per PFG share. The Company's offer for OGF is conditional on receiving acceptances of not less than two-thirds of the voting rights of OGF. LDE has agreed to accept the Company's offer for OGF for its entire shareholding in OGF. LDE owns approximately 51% of the share capital of OGF which in turn owns approximately 65% of PFG's share capital. The Offers value the entire issued share capital of OGF and PFG at U.S.$477 million
(FF 2,313 million) and U.S.$319 million (FF 1,545 million) respectively. The net cost to the Company to complete these transactions, taking into account the shareholding of OGF in PFG and the estimated cash balances of OGF and PFG, is expected to be approximately U.S.$423 million (FF 2,050 million).

     OGF/PFG, combined, is the largest funeral service organization in Europe. OGF/PFG operates over 950 funeral service locations performing more than 154,000 funerals throughout France and owns additional funeral operations which perform approximately 14,000 funerals in Switzerland, Italy, Belgium, the Czech Republic and Singapore. Included in OGF/PFG's other operations are the leading French coffin manufacturing business, which sells over 180,000 units annually, and the leading French funeral insurance business, which sells over 20,000 contracts annually.

     In the year ended December 31, 1994, OFG/PFG reported combined revenues of U.S.$568 million (FF 2,753 million) and produced earnings before interest, taxes and non-recurring items of U.S.$41 million (FF 200 million).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SERVICE CORPORATION INTERNATIONAL

Date:  July 10, 1995                   By:  /s/ George R. Champagne
                                          ---------------------------
                                            George R. Champagne
                                            Senior Vice President
                                            Chief Financial Officer